Incorporated in the Cayman Islands

CHINA SUNERGY CO., LTD.

This is to certify that [•]

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
	Ordinary	US$ 0.0001
Date of Record	Certificate Number	% Paid

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.
Given under the Common Seal of the Company

________________ Director ________________ Director / Secretary